EXHIBIT 99.5


                      LETTER FROM BROKERS OR OTHER NOMINEES
                              TO BENEFICIAL OWNERS

                        UP TO [ ] SHARES OF COMMON STOCK
                    OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO
                      STOCKHOLDERS OF GRUBB & ELLIS COMPANY


To Our Clients:

      Enclosed for your consideration are a Prospectus, dated [______ __, 2002], and the "Instructions For Use of Grubb & Ellis Company Subscription Certificates" relating to the offer by Grubb & Ellis Company (the "Company") of shares of Common Stock (the "Common Stock") of the Company, at a subscription price of $___. __ __ per share, in cash, pursuant to subscription rights (the "Rights") initially distributed to holders of record ("Record Holders") of shares of the Common Stock, as of the close of business on February 25, 2002 (the "Record Date"). The Rights are described in the Prospectus and are evidenced by a Subscription Rights Certificate registered in our name and held for your account.

      As described in the Prospectus, you will receive [INSERT FRACTION] Right for each share of Common Stock held by us in your account as of the Record Date. You are entitled to subscribe for one (1) share of the Common Stock for each whole Right (the "Basic Subscription Privilege") at a subscription price of [INSERT] per share (the "Subscription Price"). You will also have the right (the "Oversubscription Privilege"), subject to proration, to subscribe for shares of the Common Stock available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege. If there are insufficient shares to satisfy all exercised Oversubscription Privilege, available shares, if any, will be allocated as described in the Prospectus pro rata among all the holders of the Rights exercising Oversubscription Rights, in proportion to the number of shares each such holder has purchased pursuant to his or her respective Basic Subscription Right. Your election to exercise the Oversubscription Privilege must be made at the time you exercise the Basic Subscription Right, and you must exercise the Basic Subscription Privilege in full in order to exercise the Oversubscription Privilege.

      Your Rights are non-transferable.

      THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISE OF THE RIGHTS MAY ONLY BE MADE BY US AS THE RECORD HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed

Prospectus and "Instructions As To Use of Subscription Rights Certificates". However, we urge you to read these documents carefully before instructing us to exercise the Rights.

      Your instructions to us should be forwarded as promptly as possible to permit us to exercise Rights on your behalf in accordance with the provisions of the offering described in the Prospectus. The offering will expire at 5:00 P.M., New York City Time on _____ __, 2002, unless the offering is extended by the Company. Once you have exercised a Right, such exercise may not be revoked.

      If you wish to have us, on your behalf, exercise the Rights for any shares of the Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.




ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO [INSERT].